EXHIBIT 1

AGREEMENT TO FILE JOINT STATEMENT ON SCHEDULE 13D

The undersigned hereby agree to file a joint statement on Schedule 13D on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934.

Dated: September 28, 2006	BREWING VENTURES LLC

	By	/s/ Steven J. Wagenheim
Steven J. Wagenheim
Member

Dated: September 28, 2006	/s/ Steven J. Wagenheim
Steven J. Wagenheim

Dated: September 28, 2006	/s/ Arthur E. Pew III
Arthur E. Pew III